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                                CODE OF ETHICS


                                   --------


                       Lloyd George Management (BVI) Ltd

               Lloyd George Investment Management (Bermuda) Ltd

                    Lloyd George Management (Hong Kong) Ltd

                     Lloyd George Management (Europe) Ltd

                                   LGM Funds


Effective:  1 September, 2000
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                               TABLE OF CONTENTS

Table of Contents

Governing Principles

Part I.        Policy on Personal Securities Transactions

Part II.       Code of Conduct for All Employees

General Provisions

Appendix 1.    Procedures for Policy on Personal Securities Transactions
               (not part of the Code of Ethics)

Appendix 2.    Policies and Procedures in Prevention of Insider Trading
               (not part of the Code of Ethics)


                             GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, not to take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of LGM and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

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                                  DEFINITIONS

     Company, or LGM, refers to any company within the Lloyd George Management Group

     Fund is each investment company registered under the United States Investment Company Act of 1940 for which LGM acts as the investment adviser.

     Client is any person or entity, including a Fund, for which LGM provides investment advisory services.

     Access Person is each of the following:

          (1)  a director, trustee, or officer of LGM;
          (2) a director, trustee, or officer of a Fund, if such person is also an employee of LGM/1/;
          (3) an employee of LGM who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst and dealer); and
          (4) a natural person in a control relationship to LGM who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of Securities by the Fund or other Client.

     Investment Professional is each of the following:

          (1) an employee of LGM who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or other Client (including a portfolio manager, and an investment analyst); and
          (2) a natural person who controls a Fund or LGM and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.

Every Investment Professional is also an Access Person.


     Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement,

________________________
/1/ The personal securities transactions of other directors, trustees or officers of a Fund will be covered by the codes of ethics of such Fund or of the employers of such persons.

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collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value therof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies
           ------------------
registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

     Large Cap Issuer is an issuer of Securities with a market capitalization of more than $2 billion.

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                                    PART I

                                   POLICY ON
                       PERSONAL SECURITIES TRANSACTIONS

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Applicability of the Policy

     Who is Covered. This Policy applies to all Company employees. It covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

     What Accounts are Covered. This Policy applies to all Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Compliance Officer determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

Rules Applicable to Access Persons and other LGM Employees

     1. Prohibited Transactions: You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer. Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

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     2.   Pre-Clearance: All Securities. You must pre-clear all purchases and sales of equity Securities, except that you do not have to pre-clear:
                                               ---
     (1) a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of such debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
     (2) a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of such debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
     (3)  a bona fide gift of Securities that you make or receive;
            ---- ----
     (4) an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;
     (5)  a transaction pursuant to a tender offer that is applicable pro rata
                                                                      --- ----
          to all stockholders; or
     (6) a purchase or sale of any open-end investment company, whether or not subject to the United States Investment Company Act of 1940.

     The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Director of Compliance may suspend your use of these four exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that there is an unusual pattern of personal trading.

     You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term "Security" is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the Procedures.

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     3.   Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures, attached as Appendix 1.

     a.   Initial Public Offerings. You may not purchase or otherwise acquire
          -------------------------
any Security in an Initial Public Offering. You may apply to the Compliance Officer for prior written approval to purchase or acquire such a Security, but approval will only be granted only in and rare instances that involve extraordinary circumstances. Accordingly, the Company discourages such applications. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     b.   Limited Offerings. You may not purchase or otherwise acquire any
          ------------------
Security in a Limited Offering, except with the prior approval from the Compliance Officer. Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or Fund or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a close corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     c.   LGM Activity. You may not purchase or sell Securities in any markets
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in which LGM is active for its Clients. This rule excludes your trading in virtually all Asian stock markets.

     d.   Short Sales.  You may not sell short any Security.
          ------------

     e.   Naked Options. You may not engage in option transactions with respect
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to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

     f.   Short-term Trading. You are strongly discouraged from engaging in
          ------------------
excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 days are generally regarded as short-term trading.

     g.   Personal Trades in Same Direction as Client. If you are an Investment
          --------------------------------------------
Professional, you may not purchase any Security for your personal account until the day after you have purchased, or recommended the purchase of, that Security for a Client.

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You may not sell any Security for your personal account until the day after you have sold, or recommended the sale of, that Security for a Client.

     h.   Personal Trades in Opposite Direction as Client: Seven-Day Blackout.
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If you are an Investment Professional, you may not sell any Security for your personal account until the eighth (8/th/) day after you have purchased, or recommended the purchase of, that Security for a Client. You may not purchase any Security for your personal account until the eighth (8/th/) day after you have sold, or recommended the sale of, that Security for a Client.

     i.   Trading Before a Client. If you are an Investment Professional, before
          ------------------------
you place an order to purchase, or recommend the purchase of, a Security for a Client, you must disclose to the Investment Compliance Officer if you own that Security and if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may be required to sell that Security before it is purchased for the Client, or to pay to the Client's account the difference between your and the Client's purchase price for the Security, if your price was lower. Before you place an order to sell, or recommend the sale of, a Security for a Client, you must disclose to the Investment Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may be required to pay to the Client's account the difference between your and the Client's sales price for the Security, if your price was higher.

     Because your responsibility is to put your Client's interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

     j.   Acting for Personal Benefit. You may not cause or recommend a Client
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to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client to support or enhance the price of a security in your personal account, or "front run" a Client.

     4. Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to the Compliance Office. Remember that your report also relates to members of your Immediate Family and
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the accounts referred to under "Applicability of the Policy," above. Please
-------------------------------------------------------------------
review the definition of Securities in the "Definitions" section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, but also stock in close corporations, partnership interests, and derivatives. Securities do not include shares issued by open-end investment companies
              ---
registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     Please refer to the attached Procedures for reporting procedures and forms.

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     a.   Initial Report of Holdings. Within ten (10) days after join LGM, you
          ---------------------------
must submit to the Compliance Officer a report of your holdings of Securities, including the title, number of shares and principal amount of each Security held at the time you joined LGM, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     b.   Annual Report of Holdings. After January 1 and before January 21 of
          --------------------------
each year, you must submit to the Compliance Officer a report of your holdings of Securities as at the previous 31 December, including the title, number of shares and principal amount of each Security, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     c.   Quarterly Transaction Report. Within ten (10) days after the end of
          -----------------------------
each calendar quarter, you must submit to the Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account.

     5. Confirmations of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account send to the Compliance Assistant, as soon as practicable, copies of all confirmations of your Securities transactions. See section A, "Applicability of the Policy - What Accounts are Covered," above.

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                                    PART II

                      RULES OF CONDUCT FOR ALL EMPLOYEES

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These Rules apply to every employee of a Company.

     1. Laws and Regulations. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of each Company that employs you. These include, without limitation, tax and securities laws.

     2. Conflicts of Interest. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

     3. Gifts, Etc. You must not seek or accept any gift, favor, preferential treatment, of special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. You must report any such receipt or offer of an item prohibited by this rule to the Compliance Officer. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; occasional small gifts or mementos with a value of under $100. "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Hong Kong or London (as appropriate to employees of LGM (HK) or LGM (Europe), unless approved in advance the Compliance Officer as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Compliance Officer.

     4. Political Contributions. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

     5. Improper Payments. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company's business.

     6. Confidential Information. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets, proprietary or confidential information unless you have been authorized to do so. You must keep confidential

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information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

     7. Outside Directorships, Etc. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the Chairman of LGM, except that you may serve any charitable or non-profit organization without such approval.

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                              GENERAL PROVISIONS

     1. Review of Securities Reports. The Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures (Appendix 1).

     2. Annual Certification by Employees. Each employee of a Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

     3. Fund Board Approval. The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after its adoption.

     4. Annual Report to Fund Board. At least annually each Company shall submit to the Board of Trustees of each Fund for consideration a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent violation of Access Persons from violating the Code of Ethics.

     5. Recordkeeping Requirements. Each Company shall maintain the following records at its principal place of business and make these records available to the United States Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

     (1) copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;
     (2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;
     (3) copies of each report, including transaction confirmations and other information, referred to in section C.6 of the Policy on Personal Securities Transactions ("Policy"), Part I above, to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

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     (4)  a record of all persons, currently or within the past five years, who are or were required to make reports referred to in section C.6 of the Policy and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and
     (5)  a copy of each Annual Report to a Fund Board referred to in section
          D.5 of the Policy, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

     7. Confidentiality. All reports and other documents and information supplied by any employee of a Company in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of LGM, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

     8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Officer.

     9. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.

     In adopting and approving this Code of Ethics, the Company and the Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

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